Exhibit (d)(2)
Dated 7 December 2020

LLOYDS BANKING GROUP PLC
as Issuer

and

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED
as Trustee

SUPPLEMENTAL TRUST DEED

supplemental to the trust deed dated 1 April 2014 constituting Lloyds Banking Group PLC’s £1,494,392,000 7.625 per cent. Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 (ISIN: XS1043552188)

Ref: L-302939

Linklaters LLP

Table of Contents

Contents Page

1 Definitions	1
2 Incorporation of Existing Trust Deed and Continuation of Existing Trust Deed	1
3 Modifications of the Existing Trust Deed	2
4 Headings	9
5 Contracts (Rights of Third Parties) Act 1999	9
6 Governing Law and Jurisdiction	9
7 Counterparts	9

This Supplemental Trust Deed is made on 7 December 2020 between:

(1)	LLOYDS BANKING GROUP PLC (the “Issuer”); and

(2)	BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED (the “Trustee”, which expression, where the context so admits, includes any other trustee for the time being of the Trust Deed, as defined below).

Whereas:

(A)	This supplemental trust deed (the “Supplemental Trust Deed”) is supplemental to the trust deed dated 1 April 2014 made between the Issuer and the Trustee (the “Existing Trust Deed” and as supplemented by the Supplemental Trust Deed, the “Trust Deed”) constituting the Issuer’s £1,494,392,000 7.625 per cent. Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 (the “AT1 Securities”).

(B)	On 30 October 2020, the Issuer announced an invitation to holders of the outstanding AT1 Securities to consent to, among other things, the entry into this Supplemental Trust Deed in respect of the AT1 Securities, as proposed by the Issuer for approval by an extraordinary resolution (the “Extraordinary Resolution”) of the holders of the AT1 Securities, pursuant to Schedule 3 (Provisions for Meetings of Holders) of the Existing Trust Deed. On 7 December 2020, the required proportion of holders of the AT1 Securities approved the Extraordinary Resolution.

(C)	Pursuant to the Extraordinary Resolution, the Trustee, acting on the directions of the holders of the AT1 Securities, has agreed with the Issuer to amend the terms and conditions of the AT1 Securities (the “Conditions”) as set out in Clause 3 below.

(D)	The Trustee has been directed, requested and empowered pursuant to the Extraordinary Resolution to execute this Supplemental Trust Deed and to thereby provide for the implementation of the Extraordinary Resolution.

This Supplemental Trust Deed witnesses and it is declared as follows:

1	Definitions

Save as expressly provided in this Supplemental Trust Deed, all expressions defined in the Existing Trust Deed and the Conditions shall, unless there is anything in the subject or context inconsistent therewith, have the same meanings in this Supplemental Trust Deed.

2	Incorporation of Existing Trust Deed and Continuation of Existing Trust Deed

2.1.1	Incorporation of Existing Trust Deed: This Supplemental Trust Deed shall be read as one with the Existing Trust Deed so that all references therein and in this Supplemental Trust Deed to “this Deed”, “these presents”, “this Trust Deed” or “the Trust Deed” shall be deemed to, unless there is anything in the subject or context inconsistent therewith, refer to the Existing Trust Deed as amended and supplemented by this Supplemental Trust Deed.

2.1.2	Continuation of Existing Trust Deed: Save as amended and supplemented by this Supplemental Trust Deed, the provisions of the Existing Trust Deed shall continue in full force and effect.

2.1.3	General: A memorandum of this Supplemental Trust Deed shall be endorsed by the Trustee on the Existing Trust Deed and by the Issuer on the duplicate(s) thereof.

3	Modifications of the Existing Trust Deed

3.1	The Trustee hereby agrees with the Issuer that with effect from the date hereof the Conditions set out in Schedule 2 of the Existing Trust Deed shall be amended as per below:

3.1.1	Existing Condition 5(d) will be deleted and replaced with the following Condition 5(d):

“(d) Reset Interest Rate

The Interest Rate will be reset (the “Reset Rate of Interest”) in accordance with this Condition 5 on each Reset Date. The Reset Rate of Interest in respect of each Reset Period will be determined by the Calculation Agent on the relevant Reset Determination Date as the sum of the relevant Adjusted Reset Reference Rate plus the Margin, converted to a quarterly rate in accordance with market convention (rounded to three decimal places, with 0.0005 rounded down).”

3.1.2	Following provision shall be included in the Conditions as new Condition 5(i):

“

(i)	Benchmark discontinuation

A.	Notwithstanding the provisions above in Condition 5(d), if a Benchmark Event occurs in relation to an Original Reference Rate when any required Reset Rate of Interest (or any component part thereof), remains to be determined by reference to such Original Reference Rate, then the following provisions of this Condition 5(i)(A) shall apply.

(i)	Independent Adviser

The Issuer shall use its reasonable endeavours to appoint and consult with an Independent Adviser, as soon as reasonably practicable, to advise the Issuer in determining a Successor Rate, failing which an Alternative Rate (in accordance with Condition 5(i)(A)(ii)) and, in either case, an Adjustment Spread (in accordance with Condition 5(i)(A)(iii)) and any Benchmark Amendments (in accordance with Condition 5(i)(A)(iv)).

(ii)	Successor Rate or Alternative Rate

If the Issuer, following consultation with the Independent Adviser, determines that:

(A)	there is a Successor Rate, then such Successor Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine the Reset Rate of Interest (or the relevant component part(s) thereof) for all relevant future payments of interest on the AT1 Securities (subject to the further operation of this Condition 5(i)); or

(B)	there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine the Reset Rate(s) of Interest (or the relevant component part(s) thereof) for all relevant future payments of interest on the AT1 Securities (subject to the further operation of this Condition 5(i)).

(iii)	Adjustment Spread

The applicable Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a Reset Rate of Interest (or a component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).

(iv)	Benchmark Amendments

If any Successor Rate or Alternative Rate and, in either case, the applicable Adjustment Spread is determined in accordance with this Condition 5(i)(A) and the Issuer, following consultation with the Independent Adviser, determines (A) that amendments to these Conditions and/or the Trust Deed are necessary to ensure the proper operation of such Successor Rate or Alternative Rate and/or (in either case) the applicable Adjustment Spread (such amendments, the “Benchmark Amendments”); and (B) the terms of the Benchmark Amendments, then the Issuer shall, subject to giving notice thereof in accordance with Condition 5(i)(B), without any requirement for the consent or approval of AT1 Securityholders, vary these Conditions and/or the Trust Deed to give effect to such Benchmark Amendments with effect from the date specified in such notice.

At the request of the Issuer, but subject to receipt by the Trustee of a certificate signed by two authorised signatories of the Issuer pursuant to Condition 5(i)(B), the Trustee shall (at the expense of the Issuer), without any requirement for the consent or approval of the AT1 Securityholders, be obliged to concur with the Issuer in effecting any Benchmark Amendments (including, inter alia, by the execution of a deed or an agreement supplemental to or amending the Trust Deed and/or the Agency Agreement (as applicable)) and the Trustee shall not be liable to any party for any consequences thereof, provided that the Trustee shall not be obliged so to concur if in the sole opinion of the Trustee doing so would impose more onerous obligations upon it or expose it to any additional duties, responsibilities or liabilities or reduce or amend rights and/or the protective provisions afforded to the Trustee in these Conditions or the Trust Deed (including, for the avoidance of doubt, any supplemental trust deed) in any way.

In connection with any such variation in accordance with this Condition 5(i)(A)(iv), the Issuer shall comply with the rules of any stock exchange on which the AT1 Securities are for the time being listed or admitted to trading.

Notwithstanding any other provision of this Condition 5(i)(A), no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread be applied, nor will any other amendment to the terms and conditions of the AT1 Securities be made to effect the Benchmark Amendments, if and to the extent that, in the determination of the Issuer, the same could reasonably be expected to prejudice the qualification of the AT1 Securities as Tier 1 Capital.

B.	Any Successor Rate, Alternative Rate, Adjustment Spread and the specific terms of any Benchmark Amendments, determined under this Condition 5(i) will be notified promptly by the Issuer to the Trustee, the Calculation Agent, the Paying and Conversion Agents, the Transfer Agents and, in accordance with Condition 17, the AT1 Securityholders. Such notice shall be irrevocable and shall specify the effective date of the Benchmark Amendments, if any.

No later than notifying the Trustee of the same, the Issuer shall deliver to the Trustee a certificate signed by two authorised signatories of the Issuer where a Benchmark Event in relation to an Original Reference Rate has occurred in accordance with Condition 5(i)(A) above:

(I)	confirming (i) that a Benchmark Event has occurred, (ii) the Successor Rate or, as the case may be, the Alternative Rate, (iii) the Adjustment Spread and (iv) the specific terms of the Benchmark Amendments (if any), in each case as determined in accordance with the provisions of this Condition 5(i);

(II)	certifying that the Benchmark Amendments (if any) are necessary to ensure the proper operation of such Successor Rate or Alternative Rate and (in either case) the applicable Adjustment Spread; and

(III)	certifying that (i) the Issuer has duly consulted with an Independent Adviser with respect to each of the matters above or, if that is not the case, (ii) explaining, in reasonable detail, why the Issuer has not done so.

The Trustee shall be entitled to rely on such certificate (without enquiry or liability to any person) as sufficient evidence thereof. The Successor Rate or Alternative Rate and the Adjustment Spread and the Benchmark Amendments (if any) specified in such certificate will (in the absence of manifest error in the determination thereof and without prejudice to the Trustee’s ability to rely on such certificate as aforesaid) be binding on the Issuer, the Trustee, the Calculation Agent, the Paying and Conversion Agents, the Transfer Agents and the AT1 Securityholders.

C.	Without prejudice to the obligations of the Issuer under Condition 5(i)(A), the Original Reference Rate and the fallback provisions provided for in Condition 5(d), will continue to apply unless and until the Calculation Agent has been notified of the Successor Rate or the Alternative Rate (as the case may be) and the Adjustment Spread and Benchmark Amendments (if any) determined in accordance with Condition 5(i)(A) and Condition 5(i)(B).

An Independent Adviser appointed pursuant to this Condition 5(i) shall act in good faith as an expert and (in the absence of bad faith or fraud) shall have no liability whatsoever to the Trustee, the Calculation Agent, the Paying and Conversion Agents, the Transfer Agents or the AT1 Securityholders for any advice given to the Issuer in connection with any determination made by the Issuer, pursuant to this Condition 5(i).

In making any determination pursuant to this Condition 5(i), the Issuer shall act in good faith and, in the absence of bad faith or fraud, the Issuer shall have no liability whatsoever to the Trustee, the Calculation Agent, the Paying and Conversion Agents, the Transfer Agents or the AT1 Securityholders for any such determination made by it.”

3.1.3	Condition 13(b) shall be amended as follows:

“(b) Modification of the Trust Deed:

The Trustee may agree, without the consent of the AT1 Securityholders, to (i) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the AT1 Securityholders. The Trustee shall be obliged to concur with the Issuer in effecting any Benchmark Amendments in the circumstances and as otherwise set out in Condition 5(i) (and subject to receipt of the certificate of the Issuer required pursuant to Condition 5(i)(B)) without the consent of the AT1 Securityholders. Any such modification, authorisation or waiver shall be binding on the AT1 Securityholders and, if the Trustee so requires, shall be notified to the AT1 Securityholders as soon as practicable.”

3.1.4	Condition 19 will be amended as follows:

“(i) Following definitions will be added to Condition 19 in appropriate places in alphabetical order:

“Adjusted Reset Reference Rate” means the sum, converted to a semi-annual rate in accordance with market convention, of (i) the relevant Reset Reference Rate; and (ii) the Reset Reference Rate Adjustment;

“Adjustment Spread” means either (a) a spread (which may be positive, negative or zero), or (b) a formula or methodology for calculating a spread, in each case to be applied to the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:

(i)	in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body; or

(ii)	if no such recommendation has been made, or in the case of an Alternative Rate, the Issuer, following consultation with the Independent Adviser, determines is customarily applied to the relevant Successor Rate or Alternative Rate (as the case may be) in international debt capital markets transactions to produce an industry-accepted replacement rate for the Original Reference Rate; or

(iii)	if the Issuer determines there is no such spread, formula or methodology customarily applied, the Issuer determines, following consultation with the Independent Adviser is recognised or acknowledged as being the industry standard for over-the-counter derivative transactions which reference the Original Reference Rate, where such rate has been replaced by the Successor Rate or the Alternative Rate (as the case may be);

“Alternative Rate” means an alternative benchmark or screen rate which the Issuer determines in accordance with Condition 5(i)(A)(ii) is customarily applied in international debt capital markets transactions for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period and in the same currency as the AT1 Securities;

“Benchmark Amendments” has the meaning given to it in Condition 5(i)(A)(iv);

“Benchmark Event” means, with respect to an Original Reference Rate:

(i)	the Original Reference Rate ceasing to be published for a period of at least five business days or ceasing to exist; or

(ii)	the making of a public statement by the administrator of the Original Reference Rate that it has ceased or that it will cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate); or

(iii)	the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used either generally or in respect of the AT1 Securities, or that its use will be subject to restrictions or adverse consequences; or

(v)	the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, the Original Reference Rate is or will be (or is or will be deemed by such supervisor to be) no longer representative of its relevant underlying market; or

(vi)	it has or will prior to the next Reset Determination Date become unlawful for any Paying and Conversion Agent, the Calculation Agent or the Issuer to calculate any payments due to be made to any AT1 Securityholder using the Original Reference Rate (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable), provided that the Benchmark Event shall be deemed to occur in the case of paragraphs (ii) and (iii) above, on the date of the cessation of the Original Reference Rate or the discontinuation of the Original Reference Rate, in the case of paragraph (iv) above, on the date of prohibition of use of the Original Reference Rate and, in the case of paragraph (v) above, on the date with effect from which the Original Reference Rate will no longer be (or will be deemed by the relevant supervisor to no longer be) representative of its relevant underlying market and which is specified in the relevant public statement, and, in each case, not the date of the relevant public statement;

“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognised standing with appropriate expertise appointed by the Issuer at its own expense under Condition 5(i)(A)(i);

“Original Reference Rate” means the screen rate originally specified for the purpose of determining the Reset Rate of Interest (or any relevant component part(s) thereof) on the AT1 Securities (provided that if, following one or more Benchmark Events, such originally specified Reset Reference Rate (or any Successor Rate or Alternative Rate which has replaced it) has been replaced by a (or a further) Successor Rate or Alternative Rate and a Benchmark Event subsequently occurs in respect of such Successor Rate or Alternative Rate (as applicable), the term “Original Reference Rate” shall be deemed to include any such Successor Rate or Alternative Rate, as the case may be);

“Relevant Nominating Body” means:

(i)	the central bank for the currency to which the screen rate relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the screen rate; or

(ii)	any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the screen rate relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the screen rate, (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof;

“Reset Reference Rate Adjustment” means 0.280 per cent. (expressed on an annual basis);

“Successor Rate” means a successor to or replacement of the Original Reference Rate which is formally recommended by any Relevant Nominating Body;

(ii) Definitions for ‘Margin’, ‘Reset Period’, ‘Reset Reference Rate’, ‘Mid-Swap Quotations’, ‘Reset Reference Bank Rate’ and ‘Screen Page’ will be deleted and replaced with the following definitions in Condition 19 in appropriate places in alphabetical order:

“Margin” means 5.01 per cent. (expressed on a semi-annual basis);

“Reset Period” means the period from (and including) the First Reset Date to (but excluding) the next Reset Date (such period, the “First Reset Period”), and each successive period from and including a Reset Date to but excluding the next succeeding Reset Date;

“Reset Reference Rate” means in respect of the relevant Reset Period, (i) the applicable annual mid-swap rate for swap transactions in pounds sterling (with a maturity equal to 5 years) where the floating leg pays daily compounded SONIA annually and calculated and published by ICE Benchmark Administration Limited on the relevant Reset Determination Date and displayed at 11.15 a.m. (London time) on the relevant Reset Determination Date on such Bloomberg or Reuters page (the “Screen Page”) or, as the case may be, on such other information service that may replace Bloomberg or Reuters, in each case, as may be nominated by ICE Benchmark Administration Limited; or (ii) if such rate is not displayed on the Screen Page at such time and date (other than in the circumstances provided for in Condition 5(i)), the relevant Reset Reference Bank Rate, where:

“Mid-Swap Quotations” means the arithmetic mean of the bid and offered rates for the annual fixed leg (calculated on an Actual/365 day count basis) of a fixed for floating interest rate swap transaction in pounds sterling which (i) has a term commencing on the relevant Reset Date which is equal to 5 years; (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the relevant swap market; and (iii) has a floating leg based on (subject as otherwise provided pursuant to Condition 5(i)) the overnight SONIA rate compounded for 12-months (calculated on an Actual/365 day count basis); and

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the Mid-Swap Quotations provided by the Reset Reference Banks to the Calculation Agent at or around 11:00 a.m. (London time) on the relevant Reset Determination Date and, rounded, if necessary, to the nearest 0.001 per cent. (0.0005 per cent. being rounded upwards). If at least four quotations are provided, the Reset Reference Bank Rate will be the rounded arithmetic mean of the quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two or three quotations are provided, the Reset Reference Bank Rate will be the rounded arithmetic mean of the quotations provided. If only one quotation is provided, the Reset Reference Bank Rate will be the rounded quotation provided. If no quotations are provided, the Reset Reference Bank Rate will be (i) in the case of each Reset Period other than the First Reset Period, the relevant Reset Reference Rate but calculated as at the last available date preceding the relevant Reset Determination Date on which such a rate was published; or (ii) in the case of the First Reset Period, an amount equal to 2.042 per cent.”

3.2	The Trustee hereby agrees with the Issuer that with effect from the date hereof Clause 14.1 (Modification) of the Existing Trust Deed shall be deleted and replaced with the following:

“14.1 Modification: Subject to the Issuer giving such notice to, and receiving such permission from, the Relevant Regulator as may from time to time be required by the Relevant Regulator under the Applicable Regulations, the Trustee may from time to time and at any time without the consent of the Holders concur with the Issuer in:

14.1.1 making any modification to the Conditions, this Trust Deed or the Agency Agreement which in its opinion is not materially prejudicial to the interests of the Holders; or

14.1.2 making any modification to the Conditions, this Trust Deed or the Agency Agreement which is of a formal, minor or technical nature or is made to correct a manifest error,

but such power in Clause 14.1.1 does not extend to any such modification which require the passing of a special quorum resolution under paragraph 3 of Schedule 3. In addition, the Trustee shall be obliged to concur with the Issuer in effecting any amendments to the Conditions, this Trust Deed or the Agency Agreement in the circumstances and as otherwise set out in Condition 5(i) (and subject to receipt of the certificate of the Issuer required pursuant to Condition 5(i)(B)) without the requirement for consent of the AT1 Securityholders.”

4	Headings

Headings shall be ignored in construing this Supplemental Trust Deed.

5	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Supplemental Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Trust Deed, except and to the extent (if any) that this Supplemental Trust Deed expressly provides for such Act to apply to any of its terms.

6	Governing Law and Jurisdiction

6.1	Governing Law

This Supplemental Trust Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

6.2	Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Supplemental Trust Deed and accordingly any legal action or proceedings arising out of or in connection with this Supplemental Trust Deed (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of England in respect of any such Proceedings.

7	Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument. Any party may enter into this Supplemental Trust Deed by signing any such counterpart.

In witness whereof this Supplemental Trust Deed has been executed as a deed on the date stated at the beginning of this Supplemental Trust Deed.

Executed as a Deed by

LLOYDS BANKING GROUP PLC

As Issuer:

By its duly authorised attorney: /s/ Richard Shrimpton

in the presence of:

Witness name: Jack Shrimpton

Signature: /s/ Jack Shrimpton

Address: 19 Hereward Mount, Stock, Essex, CM4 9PS

SIGNATURE PAGE TO THE SUPPLEMENTAL TRUST DEED

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

acting by Directors:

Director:

/s/ Michael Lee
Michael Lee
Authorised Signatory

Director:

/s/ Marco Thao

Marco Thao

Director

SIGNATURE PAGE TO THE SUPPLEMENTAL TRUST DEED